Exhibit 99.1

BRINKER INTERNATIONAL, INC.

2024 STOCK OPTION AND INCENTIVE PLAN

SECTION 1

GENERAL

1.1 Purpose. The Brinker International, Inc. 2024 Stock Option and Incentive Plan (the “Plan”) has been established by Brinker International, Inc. (the “Company”) to: (a) attract and retain persons eligible to participate in the Plan; (b) motivate Participants, by means of appropriate incentives, to achieve the Company’s goals; (c) provide incentive compensation opportunities that are competitive with those of other similar companies; and (d) further align Participants’ interests with those of the Company’s other shareholders through compensation that is based on the Company’s common stock; and thereby promote the long-term financial interest of the Company and the Related Companies, including the growth in value of the Company’s equity and enhancement of long-term shareholder return.

1.2 Participation. Subject to the terms and conditions of the Plan, the Committee shall determine and designate, from time to time, from among the Eligible Employees, those persons who will be granted one or more Awards under the Plan, and thereby become “Participants” in the Plan. In the discretion of the Committee, a Participant may be granted any Award permitted under the provisions of the Plan, and more than one Award may be granted to a Participant. Awards may be granted as alternatives to or replacement of awards outstanding under the Plan, or any other plan or arrangement of the Company or a Related Company (including a plan or arrangement of a business or entity, all or a portion of which is acquired by the Company or a Related Company).

1.3 Operation, Administration and Definitions. The operation and administration of the Plan, including the Awards made under the Plan, shall be subject to the provisions of Section 4 (relating to operation and administration). Capitalized terms in the Plan shall be defined as set forth in the Plan (including the definition provisions of Section 8 of the Plan).

SECTION 2

OPTIONS AND SARS

2.1 Definitions.

(a)

The grant of an “Option” entitles the Participant to purchase shares of Stock at an Exercise Price established by the Committee. Options granted under this Section 2 may be either Incentive Stock Options or Non-Qualified Stock Options, as determined in the discretion of the Committee. An “Incentive Stock Option” is an Option that is intended to satisfy the requirements applicable to an “incentive stock option” described in section 422(b) of the Code. A “Non-Qualified Stock Option” is an Option that is not intended to be an “incentive stock option” as that term is described in section 422(b) of the Code.

(b)

A stock appreciation right (a “SAR”) entitles the Participant to receive, in cash or Stock (as determined in accordance with subsection 2.5), value equal to all or a portion of the excess of: (i) the Fair Market Value of a specified number of shares of Stock at the time of exercise over (ii) an Exercise Price established by the Committee.

2.2 Exercise Price. The “Exercise Price” of each Option and SAR granted under this Section 2 shall be established by the Committee or shall be determined by a method established by the Committee at the time the Option or SAR is granted, except that the Exercise Price shall not be less than 100% of the Fair Market Value of a share of Stock as of the date on which the Option or SAR is granted.

2.3 Exercise. Options and SARs shall be exercisable in accordance with such terms and conditions and during such periods as may be established by the Committee. The maximum time period for any Option or SAR to be exercised shall be 10 years from the date of grant.

2.4 Payment of Option Exercise Price. The payment of the Exercise Price of an Option granted under this Section 2 shall be subject to the following:

(a)

Subject to the following provisions of this subsection 2.4, the full Exercise Price for shares of Stock purchased upon the exercise of any Option shall be paid at the time of such exercise (except that, in the case of an exercise arrangement approved by the Committee and described in subsection 2.4(c), payment may be made as soon as practicable after the exercise).

(b)

The Exercise Price shall be payable in cash, by withholding shares of Stock otherwise deliverable upon exercise, or by tendering shares of Stock (by either actual delivery of shares or by attestation, with such shares valued at Fair Market Value as of the day of exercise), or in any combination thereof, as determined by the Committee.

(c)

The Committee may permit a Participant to elect to pay the Exercise Price upon the exercise of an Option by authorizing a third party to sell shares of Stock (or a sufficient portion of the shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise.

2.5 Settlement of Award. The issuance of shares of Stock upon or following the exercise of an Option or SAR shall be subject to such conditions, restrictions and contingencies as the Committee may establish. These may include continuous service requirements and/or the achievement of performance measures. Settlement of SARs may be made in shares of Stock (valued at their Fair Market Value at the time of exercise), in cash, or in a combination thereof, as determined in the discretion of the Committee. The Committee, in its discretion, may impose such conditions, restrictions and contingencies with respect to shares of Stock acquired pursuant to the exercise of an Option or a SAR as the Committee determines to be desirable.

2.6 Incentive Stock Options. Notwithstanding anything to the contrary in this Section 2, in the case of the grant of an Incentive Stock Option, if the Participant owns stock possessing more than 10% of the combined voting power of all classes of stock of the Company, the exercise price of such Option must be at least 110% of the Fair Market Value of the shares of Stock on the date of grant and the Option must expire within a period of not more than five years from the date of grant. Notwithstanding anything in this Section 2 to the contrary, Options designated as Incentive Stock Options shall not be eligible for treatment under the Code as Incentive Stock Options (and will be deemed to be Non-Qualified Stock Options) to the extent that either (a) the aggregate Fair Market Value of shares of Stock (determined as of the time of grant) with respect to which such Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any of the Company’s subsidiary corporations (as defined in Section 424(f) of the Code)) exceeds $100,000, taking Options into account in the order in which they were granted, or (b) such Options otherwise remain exercisable but are not exercised within three months (or such other period of time provided in Section 422 of the Code) of separation of service (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder).

2.7 No Reload Grants. Options shall not be granted under the Plan in consideration for, and shall not be conditioned upon the delivery of, shares of Stock to the Company in payment of the exercise price and/or tax withholding obligation under any other employee stock option.

SECTION 3

OTHER STOCK AWARDS

3.1 Definition. A Stock Award is a grant of shares of Stock or of a right to receive shares of Stock (or their cash equivalent or a combination of both) in the future. The grant of a right to receive shares of Stock (or their cash equivalent or a combination of both) in the future may be done in such form as the Committee determines, including, without limitation, restricted shares, performance shares or restricted stock units.

3.2 Restrictions on Stock Awards. Each Stock Award shall be subject to such conditions, restrictions and contingencies as the Committee shall determine. These may include continuous service requirements and/or the achievement of performance measures. The Committee may designate a single goal criterion or multiple goal criteria for performance measurement purposes, with the measurement based on absolute Company or business unit performance and/or on performance as compared with that of other publicly traded companies.

SECTION 4

OPERATION AND ADMINISTRATION

4.1 Effective Date and Term. The Plan shall be effective as of November 6, 2024 (the “Effective Date”), shall be unlimited in duration and, in the event of Plan termination, shall remain in effect as long as any Awards under it are outstanding; provided, however, that no Incentive Stock Option may be granted hereunder following September 20, 2034.

4.2 Shares Subject to Plan.

(a)

(i)

Subject to the following provisions of this subsection 4.2, the maximum number shares of Stock that may be issued under the Plan shall be equal to the sum of: (1) 3,515,000 shares of Stock and (2) any shares of Stock that are represented by awards granted under any Prior Plan which are forfeited, expire or are canceled without delivery of shares of Stock or which otherwise result in the forfeiture of shares of Stock back to the Company.

(ii)

Any shares of Stock subject to an Award under the Plan that are forfeited because of the failure to meet an Award contingency or condition shall again be available for delivery pursuant to new Awards granted under the Plan. To the extent any shares of Stock covered by an Award are not delivered to a Participant or beneficiary because the Award is forfeited or canceled, or the shares of Stock are not delivered because the Award is settled in cash, such shares shall not be deemed to have been delivered for purposes of determining the maximum number of shares of Stock available for delivery under the Plan.

(iii)

Shares of Stock delivered under the Plan in settlement, assumption or substitution of outstanding awards (or obligation to grant future awards) under the plans or arrangements of another entity shall not reduce the maximum number of shares of Stock available for delivery under the Plan, to the extent that such settlement, assumption or substitution is as a result of the Company or a Related Company acquiring or combining with such other entity (or an interest in such entity). Additionally, in the event that a company acquired by the Company or a Related Company, or with which the Company or a Related Company combines, has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the shares of Stock authorized for issuance under the Plan; provided that, Awards using such available shares (1) shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, (2) shall only be made to individuals who were not employees or service providers of the Company or any Related Company at the time of such acquisition or combination, and (3) shall comply with the requirements of any securities exchange or similar entity on which the Stock is traded, listed or quoted.

(iv)	Notwithstanding the foregoing, the following shares of Stock shall not be available for issuance under the Plan:

(1)	shares tendered by Participants as full or partial payment to the Company upon exercise of Options granted under the Plan (or options granted under the Prior Plan);

(2)

shares reserved for issuance for each SAR granted under the Plan (or stock appreciation right granted under the Prior Plan), to the extent the number of reserved shares exceeds the number of shares actually issued upon exercise of each such SAR (or stock appreciation right granted under the Prior Plan);

(3)

shares withheld by, or otherwise remitted to, the Company to satisfy a Participant’s tax withholding obligations upon the lapse of restrictions on a Stock Award or the exercise of any Options or SARs granted under the Plan (or upon the lapse of restrictions on a stock award or the exercise of any options or stock appreciation rights granted under the Prior Plan) or upon any other payment or issuance of shares under the Plan (or the Prior Plan); and

(4)	shares repurchased on the open market with the proceeds of an Option exercise (or option exercise under the Prior Plan).

(v)	Subject to paragraph 4.2(c), the maximum number of shares of Stock that may be issued pursuant to the exercise of Incentive Stock Options granted under the Plan shall be 3,515,000 shares.

(b)

Subject to the provisions of Section 6 hereof, in the event of a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the Committee shall adjust Awards to preserve the benefits or potential benefits of the Awards. Action by the Committee may include adjustment of: (i) the number and kind of shares which may be delivered under the Plan; (ii) the number and kind of shares subject to outstanding Awards; and (iii) the Exercise Price of outstanding Options and SARs as well as any other adjustments that the Committee determines to be equitable.

4.3 Limits on Issuances. Issuances of shares of Stock or distributions of other amounts under the Plan shall be subject to the following:

(a)

Notwithstanding any other provision of the Plan, the Company shall have no obligation to deliver any shares of Stock under the Plan or make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act of 1933, as amended), and the applicable requirements of any securities exchange or similar entity.

(b)

To the extent that the Plan provides for issuance of stock certificates to reflect the issuance of shares of Stock, the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange or similar entity.

4.4 Tax Withholding. Whenever the Company proposes or is required to distribute Stock under the Plan, the Company may require the recipient to remit to the Company an amount sufficient to satisfy any federal, state and local tax withholding requirements prior to the delivery of any certificate for such shares or, in the discretion of the Committee, the Company may withhold from the shares to be delivered shares sufficient to satisfy all or a portion of such tax withholding requirements. Whenever an Award under the Plan is settled through payments to be made in cash, such payments may be net of an amount sufficient to satisfy any federal, state and local tax withholding requirements.

4.5 Payment Shares. Subject to the overall limitation on the number of shares of Stock that may be issued under the Plan, the Committee may use available shares of Stock as the form of payment for compensation, grants or rights earned or due under any other compensation plans or arrangements of the Company or a Related Company, including the plans and arrangements of another entity acquired, in whole or in part, by the Company or a Related Entity.

4.6 Dividends and Dividend Equivalents. An Award may provide the Participant with the right to accrue dividends or dividend equivalent payments with respect to Stock that underlies the Award, which dividends or dividend equivalent payments shall be credited to an account for the Participant, and may be settled in cash or Stock as determined by the Committee. Any such settlements shall be subject to the same conditions, restrictions and contingencies as the Award in respect of which the dividends or dividend equivalents accrue and shall only be settled as and when the related Award is settled, and any such crediting of dividends or dividend equivalents, may be subject to such other conditions, restrictions and contingencies as the Committee shall establish, including the reinvestment of such credited amounts in Stock equivalents. Options and SARs granted under the Plan may not accrue or receive dividends or dividend equivalents until the Participant has become the holder of record of the shares of Stock subject to the Award of Options or SARs.

4.7 Settlement of Awards. Awards may be settled through cash payments, the delivery of shares of Stock, the granting of replacement Awards, or a combination thereof as the Committee shall determine. Any Award settlement, including payment deferrals, may be subject to such conditions, restrictions and contingencies as the Committee shall determine. Without limiting the foregoing, such restrictions may address the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any shares of Stock issued under an Award, including (a) restrictions under an insider trading policy or pursuant to applicable law, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by the Participant and holders of other Company equity compensation arrangements, (c) restrictions as to the use of a specified brokerage firm for such resales or other transfers and (d) provisions requiring Common Stock be sold on the open market or to the Company in order to satisfy tax withholding or other obligations. The Committee may permit or require the deferral of any Stock Award payment, subject to such rules and procedures as it may establish, which may include, without limitation, provisions for the payment or crediting of interest, or dividend equivalents, including converting such credits into deferred Stock equivalents, or rules and procedures intended to comply with Section 409A of the Code.

4.8 Transferability. Awards under the Plan may not be sold, transferred for value, pledged, assigned, or otherwise alienated or hypothecated by a Participant other than by will or the laws of descent and distribution, and each Option and SAR shall be exercisable only by the Participant during his or her lifetime. Notwithstanding the foregoing, (a) outstanding Options may be exercised following the Participant’s death by the Participant’s beneficiaries or as permitted by the Committee and (b) as permitted by the Committee, a Participant may transfer or assign an Award as a gift to any “family member” (as such term is defined for purposes of the Registration Statement on Form S-8) (an “Assignee Entity”), provided that such Assignee Entity shall be entitled to exercise assigned Options and SAR only during the lifetime of the assigning Participant (or following the assigning Participant’s death, by the Participant’s beneficiaries or as otherwise permitted by the Committee) and provided further that such Assignee Entity shall not further sell, pledge, transfer, assign or otherwise alienate or hypothecate such Award.

4.9 Form and Time of Elections. Unless otherwise specified herein, each election required or permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification, or revocation thereof, shall be in writing filed with the Committee at such times, in such form, and subject to such restrictions and limitations, not inconsistent with the terms of the Plan, as the Committee shall require.

4.10 Agreement With Company. At the time of an Award to a Participant under the Plan, the Committee may require a Participant to enter into an agreement with the Company (an “Award Agreement”) in a form specified by the Committee, agreeing to the terms and conditions of the Plan and to such additional terms and conditions, not inconsistent with the Plan, as the Committee may, in its sole discretion, prescribe.

4.11 Limitation of Implied Rights.

(a)

Neither a Participant nor any other person shall, by reason of the Plan, acquire any right in or title to any assets, funds or property of the Company or any Related Company whatsoever, including, without limitation, any specific funds, assets, or other property which the Company or any Related Company, in their sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the Stock or amounts, if any, payable under the Plan, unsecured by any assets of the Company or any Related Company. Nothing contained in the Plan shall constitute a guarantee that the assets of such companies shall be sufficient to pay any benefits to any person.

(b)

The Plan does not constitute a contract of employment, and selection as a Participant will not give any employee the right to be retained in the employ of the Company or any Related Company, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. Except as otherwise provided in the Plan, no Award under the Plan shall confer upon the holder thereof any right as a shareholder of the Company prior to the date on which the Participant fulfills all conditions established by the Committee in respect of the Award and becomes the holder of record of the shares of Stock issued in settlement of the Award.

4.12 Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

4.13 Action by Company or Related Company. Any action required or permitted to be taken by the Company or any Related Company shall be by resolution of its board of directors, or by action of one or more members of the board of directors (including a committee of the board of directors) who are duly authorized to act for the board of directors, or (except to the extent prohibited by applicable law or applicable rules of any stock exchange) by a duly authorized officer of the company.

4.14 Gender and Number. Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.

4.15 Compliance with Section 409A of the Code. To the extent applicable, it is intended that the Plan and any Awards granted hereunder are exempt from Section 409A of the Code or are structured in a manner that would not cause a Participant to be subject to taxes and interest pursuant to Section 409A of the Code. The Plan and any Awards granted hereunder shall be construed and interpreted in a manner consistent with such intent. The Company shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant.

4.16 Minimum Vesting Requirement. Except in the case of death, disability, involuntary termination, Retirement or a Change in Control, in no event shall the vesting schedule of an Award provide that any portion of such Award will vest prior to the first anniversary of the grant date; provided, however, that up to an aggregate of 5% of the maximum number shares of Stock that may be delivered to Participants and their beneficiaries under the Plan may be issued without regard to the foregoing requirements.

4.17 Recoupment. Awards granted under the Plan are subject to recoupment pursuant to the Company’s Compensation Recoupment (Clawback) Policy and any other applicable clawback or recoupment policy that the Company adopts, as in effect from time to time, and participants shall promptly make any reimbursement requested by the Board or Committee pursuant to such policy with respect to any Award. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or be deemed a “constructive termination” (or any similar term) as such terms are used in any agreement between any Participant and the Company.

SECTION 5

COMMITTEE

5.1 Administration. The authority to control and manage the operation and administration of the Plan shall be vested in the Compensation Committee of the Board (the “Committee”) in accordance with this Section 5. The Committee shall be selected by the Board and shall consist of two or more members of the Board.

5.2 Powers of Committee. The authority to manage and control the operation and administration of the Plan shall be vested in the Committee, including, and subject to, the following:

(a)

Subject to the provisions of the Plan, the Committee will have the authority and discretion to (i) select from among the Eligible Employees those persons who shall receive Awards, (ii) determine the time or times of receipt, (iii) determine the types of Awards and the number of shares covered by the Awards, (iv) establish the terms, conditions, performance criteria, restrictions, and other provisions of such Awards, and (v) (subject to the restrictions imposed by Section 7) cancel or suspend Awards. In making such Award determinations, the Committee may take into account the nature of services rendered by the individual, the individual’s present and potential contributions to the Company’s success and such other factors as the Committee deems relevant.

(b)

Subject to the provisions of the Plan, the Committee will have the authority and discretion to establish terms and conditions of Awards as the Committee determines to be necessary or appropriate to conform to applicable requirements or practices of jurisdictions outside of the United States, including through the establishment of sub-plans to comply with applicable foreign law or to recognize differences in local law, currency or tax policy.

(c)

The Committee will have the authority and discretion to (i) interpret the Plan, (ii) establish, amend, and rescind any rules and regulations relating to the Plan, (iii) determine the terms and provisions of any agreements made pursuant to the Plan, and (iv) make all other determinations that may be necessary or advisable for the administration of the Plan.

(d)	Any interpretation of the Plan by the Committee and any decision made by it under the Plan is final and binding.

(e)

Except as otherwise expressly provided in the Plan, where the Committee is authorized to make a determination with respect to any Award, such determination shall be made at the time the Award is made, except that the Committee may reserve the authority to have such determination made by the Committee in the future (but only if such reservation is made at the time the Award is granted and is expressly stated in the Award Agreement reflecting the Award).

5.3 Delegation by Committee. Except to the extent prohibited by applicable law or the applicable rules of a stock exchange on which the Stock is then listed and subject to the prior approval of the Board, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it, provided that any such allocation or delegation may be revoked by the Committee at any time.

5.4 Liability. The Company, each Related Company, the Board, the Committee and any delegate thereof shall not be liable to a Participant or any other person as to: (a) the non-issuance or sale of shares of Stock as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares of Stock hereunder; and (b) any tax consequence expected, but not realized, by any Participant or other person due to the receipt, vesting, exercise or settlement of any Award granted hereunder.

SECTION 6

ACCELERATION OF EXERCISABILITY

AND VESTING UNDER CERTAIN CIRCUMSTANCES

The Committee may accelerate vesting of Awards, in whole or in part, under such circumstances as the Committee deems appropriate, including in the event of death, disability, involuntary termination or Retirement of the Participant.

Notwithstanding any provision in this Plan to the contrary, unless the particular Award Agreement provides otherwise, the Awards will not become immediately exercisable and vested in full upon the occurrence of a Change in Control (as defined below, unless otherwise provided in the applicable Award Agreements) unless the Awards are not assumed or replaced with comparable awards by the acquiring entity or cease to remain outstanding immediately following the Change in Control.

Unless otherwise provided in an Award Agreement, the events below constitute a “Change in Control”:

(a)	a sale, transfer or other conveyance of all or substantially all of the assets of the Company on a consolidated basis; or

(b)

the acquisition of beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) by any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Company, directly or indirectly (including as a result of any merger or business combination), of securities representing 50% or more of the total number of votes that may be cast for the election of directors of the Company; or

(c)

the failure at any annual or special meetings of the Company’s shareholders held during the three-year period following a “solicitation in opposition” as defined in Rule 14a-6 promulgated under the Exchange Act of a majority of the persons nominated by the Company in the proxy material mailed to shareholders by the management of the Company to win election to seats on the Board (such majority calculated based upon the total number of persons nominated by the Company failing to win election to seats on the Board divided by the total number of Board members of the Board as of the beginning of such three year period), excluding only those who die, retire voluntarily, are disabled or are otherwise disqualified in the interim between their nomination and the date of the meeting.

SECTION 7

AMENDMENT AND TERMINATION

The Committee may, at any time, amend or terminate the Plan, provided that, subject to subsection 4.2 (relating to certain adjustments to shares) and Section 6 hereof (relating to immediate vesting upon certain events), no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), materially and adversely affect the rights of any Participant or beneficiary under any Award granted under the Plan prior to the date such amendment is adopted by the Committee. Notwithstanding anything herein to the contrary, no amendment to the Plan may be adopted without the approval of the Company’s shareholders that would (a) materially increase the number of shares of Stock available for issuance under the Plan (other than an increase solely to reflect a reorganization, stock split, merger, spin-off or similar transaction), (b) change the types of Awards available under the Plan, (c) materially expand the class of persons eligible to receive Awards under or otherwise participate in the Plan, (d) materially extend the term of the Plan, (e) materially change the method of determining the Exercise Price of Options under the Plan, (f) reduce the Exercise Price of an Option or SAR or take any other action that is treated as a repricing under generally accepted accounting principles or permit a cash buyout of underwater Options or SARs, or (g) permit the grant of an Option, SAR or Stock Award for, or in connection with, the cancellation or surrender of an Option or SAR granted under the Plan having a higher Exercise Price.

SECTION 8

DEFINED TERMS

For purposes of the Plan, the terms listed below shall be defined as follows:

(a)	Award. The term “Award” shall mean any award or benefit granted to any Participant under the Plan, including, without limitation, the grant of Options, SARs, and Stock Awards.

(b)	Board. The term “Board” shall mean the Board of Directors of the Company.

(c)

Code. The term “Code” means the Internal Revenue Code of 1986, as amended from time to time, including any rules and regulations promulgated thereunder and any Department of Treasury and Internal Revenue Service interpretations thereof. A reference to any provision of the Code shall include reference to any successor provision of the Code.

(d)	Eligible Employee. The term “Eligible Employee” shall mean any employee of the Company or a Related Company.

(e)	Exchange Act. The term “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(f)	Fair Market Value. For purposes of determining the “Fair Market Value” of a share of Stock, the following rules shall apply:

(i)

If the Stock is at the time listed or admitted to trading on any stock exchange, then the “Fair Market Value” shall be the mean the closing price of the Stock on the date in question on the principal exchange on which the Stock is then listed or admitted to trading (or if such date is not a trading day, on the immediately preceding trading day).

(ii)

If the Stock is not at the time listed or admitted to trading on a stock exchange, the “Fair Market Value” shall be the mean between the lowest reported bid price and highest reported asked price of the Stock on the date in question in the over-the-counter market as such prices are reported in a publication of general circulation selected by the Committee and regularly reporting the market price of Stock in such market.

(iii)	If the Stock is not listed or admitted to trading on any stock exchange or traded in the over-the-counter market, the “Fair Market Value” shall be as determined in good faith by the Committee.

(g)	Prior Plan. The term “Prior Plan” means the Brinker International, Inc. Stock Option and Incentive Plan.

(h)

Related Companies. The term “Related Company” means any company during any period in which it is a “parent company” (as that term is defined in Code section 424(e)) with respect to the Company, or a “subsidiary corporation” (as that term is defined in Code section 424(f)) with respect to the Company.

(i)

Retirement. The term “Retirement” means that a Participant voluntary resigns from the Company after meeting minimum requirements determined by the Committee, which requirements may include, among other things, satisfying a specified period of service with the Company, meeting minimum age requirements, providing minimum notice, or any combination of the foregoing.

(j)	Stock. The term “Stock” shall mean shares of common stock of the Company.